UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

VERMILLION, INC.

(Name of Registrant as Specified In Its Charter)

György B. Bessenyei

Gregory V. Novak

Robert S. Goggin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On February 26, 2013, György B. Bessenyei, Gregory V. Novak and Robert S. Goggin (collectively, the “Participants”) sent a letter (the “Letter”) to the stockholders of Vermillion, Inc. (“Vermillion”). Additionally, on February 26, 2013, the Participants updated certain information in their website www.savevrml.com (the “Website”) that was originally launched on February 1, 2013.

A copy of the Letter is attached hereto as Exhibit 1 and a copy of the updated pages from the Website is attached hereto as Exhibit 2. The Letter and the updated pages from the Website are incorporated herein by reference.

*              *              *

THE PARTICIPANTS IN THE GROUP’S SOLICITATION OF PROXIES CONSIST OF ONLY MR. BESSENYEI, MR. NOVAK AND MR. GOGGIN (THE MEMBERS OF THE GROUP) AT THIS TIME. THE GROUP HAS FILED SOLICITING MATERIALS, WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON SCHEDULE 14A PURSUANT TO RULES 14a-12 AND 14a-6 OF THE RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. STOCKHOLDERS OF VERMILLION CAN OBTAIN COPIES OF THIS FILING, AS WELL AS PRIOR FILINGS BY THE GROUP PURSUANT TO RULE 14a-12 AND RULE 14a-6, AS WELL AS THE GROUP’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON JANUARY 29, 2013 (THE “PROXY STATEMENT”), WHICH TOGETHER CONTAIN THE REQUIRED INFORMATION UNDER SUCH RULE REGARDING THE IDENTITY AND BACKGROUND OF THE MEMBERS OF THE GROUP, AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS AND OTHERWISE, AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY MEMBERS OF THE GROUP FROM THE STOCKHOLDERS OF VERMILLION, INC. FOR USE AT ITS 2012 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE PROXY STATEMENT HAS BEEN OR WILL BE FIRST SENT OR GIVEN TO VERMILLION, INC. STOCKHOLDERS ON OR ABOUT FEBRUARY 6, 2013 AND ALSO IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

EXHIBIT 1

Visit our website: www.savevrml.com

DRASTIC CHANGE REQUIRED IMMEDIATELY AT VERMILLION, INC.

Vote the WHITE Proxy Card Today with GOGGIN’s Name on It to Support Our Experienced Nominee to Rebuild Stockholder Value

We are Robert S. Goggin, Gregory V. Novak, and George Bessenyei, acting together as the “Concerned Vermillion Stockholders” or the “Group.” As stockholders, among us we beneficially own a total of 250,100 shares of Vermillion (VRML) common stock.

We seek your support for the Group’s one independent director nominee at the upcoming 2012 Vermillion annual stockholder meeting. We believe that a reconstituted Board, represented by a new director whose interests are aligned with the interests of stockholders is strongly in the best interest of all the Company’s stockholders.

The Latest “Earnings” Call on February 20 Demonstrates Again Why We Need Change --- And Need It Now

➢	Stagnating Sales – Sales of OVA1 tests have been stagnant for nearly two years. We believe that the Board and management, apparently preoccupied drafting bylaw changes and otherwise desperately trying to cling to power, has no time left, or regard for, what should be its primary objective – running the Company and improving sales. We believe that instead of issuing misleading and what we believe are factually incorrect investor letters, the interim CEO should focus on selling more tests.

➢	Management announces “New Vision” – For years now, management and the Board have repeatedly told the stockholders that its path is sound, the Company is well managed, and that sales are about to turn the corner. However, faced with the possibility of losing a proxy contest, management has performed an about-face and changed its tune. In our view, in addition to doubting the sincerity of such a tactic given its “coincidental” timing, this is another example of too little, too late. The fact is that no “new vision” can alter the fact that as a result of the current Board’s incompetence, long-term stockholders have lost over 95% of their investment, the Company has only $8 million remaining in the bank, and the Company’s burn rate is approximately $10 million per year.

Company Issues Misleading Investor Letters

Stockholders have had enough of the empty talk and idle promises that we have been subjected to for the past three years. The Board has had plenty of time since emerging from bankruptcy to prove that it can create stockholder value. It has succeeded only in achieving the opposite, on the grandest of scales.

In yet another last-ditch attempt to win the ongoing proxy contest, the Board sank to a new low. Up until now it had mostly stated half-truths and acts of omission to influence investor sentiments, but in their latest letter they simply made up facts out of thin air in regard to settlement talks. The fact is that the Board rejected at least three sensible settlements offers from the Group, and contrary to the Board’s assertions, they never offered a Board seat to Bessenyei and made it clear that under no circumstances would he be acceptable. The Group has not and will not accept any settlement offers that do not guarantee the necessary changes in the Company’s leadership.

Do Not Vote on The Company’s Proxy as a Protest

We noticed that some stockholders simply voted on the company’s proxy card against the Board nominee, apparently thinking that doing so automatically counts as a vote for Mr. Goggin. This is not the case. Make sure that you actually vote for Mr. Goggin on the WHITE proxy card that accompanies this letter. If you previously filled out the company’s proxy card by mistake, you do not need to take corrective action, but you do need to complete the proxy card attached to this letter and return it. Only the card with the latest date will be counted. Ignore all future proxy cards from the company and just throw them away!

Visit our website: www.savevrml.com

Every Vote Counts

Board members lined their pockets by granting themselves close to 800,000 shares over the last three years, shares they will use to try to keep themselves in control. We need every vote from stockholders who actually PAID for their shares to facilitate the long overdue change. It does not matter how small or large your position is, your vote is important.

Our Nominee Is Highly Qualified and Will Make a Difference

We selected Robert S. Goggin, III, a graduate of St. Joseph’s University and Widener University School of Law, who began his career in the Philadelphia District Attorney’s Office in 1989 as a prosecutor. Thrust directly into the courtroom, Bob’s skills sharpened through years of trial work dedicated to protecting the citizens of Philadelphia. Bob Goggin put these skills to work after leaving the DA’s office. He represented various unions including correctional officers, tradesmen, and laborers. This additional level of experience increased his litigation, reconciliation, and management abilities. Bob is a long-term Vermillion stockholder who has advocated for change in Vermillion management since early 2011; time has proven his ideas are sound. We believe our nominee’s investment knowledge, operating experience, and network of contacts would add significant value to the Board. Our Nominee will focus on achieving profitability and will be committed to protecting and growing the value of the Company for all stockholders.

PROTECT YOUR INVESTMENT AND VOTE THE WHITE PROXY CARD WITH GOGGIN’S NAME ON IT AS SOON AS POSSIBLE

By voting the WHITE proxy card you will be supporting a new, independent director who is dedicated to effecting improvements in both the Company’s operations and stock price and evaluating all opportunities to create value based on actions easily within the Company’s control.

If you have any questions or require any assistance with your vote, please contact:

Okapi Partners LLC at:

(212) 297-0720

or (877) 566-1922

or email: info@okapipartners.com.

EXHIBIT 2

2/26/13 Save Vermillion - The webpage of concerned Vermillion stockholders

SAVE VERMILLION
THE WEBPAGE OF CONCERNED VERMILLION STOCKHOLDERS

The Group | The Problem | The Plan | Timeline | Contact



VOTE for GOGGIN on the WHITE card!

The Compensation Counter

$ 13,176,632

How did we calculate?

Read Our New Investor Presentation Vermillion has a collection of valuable assets...

Save Vermillion! Enough is Enough.

We are Robert S. Goggin, Gregory V. Novak and George Bessenyei, acting together as the "Concerned Vermillion Stockholders" or the "Group." As stockholders, among us we beneficially own a total of 250,100 shares of Vermillion (VRML) common stock.

We are seeking your support for the Group's one independent director nominee at the upcoming 2012 Vermillion annual stockholder meeting. Our belief is that a reconstituted Board is strongly in the best interest of all the Company's stockholders. We believe the Vermillion Board needs dedicated stockholder representation by a new director whose interests are more closely aligned with the interests of all stockholders.

Our nominees is Robert Goggin. He is a long term Vermillion stockholder and will work to maximize stockholder value. We believe that the current Board has not acted in a manner that has benefitted the stockholders of the Company. Rather, it has collected generous compensation while stockholders have watched the value of their investments erode.

read more

News

Concerned Vermillion Stockholders Issue New Letter to All Stockholders

February 26, 2013 - We noticed that some stockholders simply voted on the company's proxy card against the Board nominee, apparently thinking that doing so automatically counts as a vote for Mr. Goggin. This is not the case.

New Investor Presentation

February 21, 2013 - Vermillion has a collection of valuable assets but board and management have failed to achieve full potential of the company. Quality of management and board of directors is especially crucial now.

Concerned Vermillion Stockholders Issue Letter to All Stockholders

February 1, 2013 - Drastic Change Required Imminently At Vermillion, Inc. Vote the WHITE Proxy Card Today to Support Our Experienced Nominee to Rebuild Shareholder Value

Vermillion's Board Wrongfully Continues to Delay Annual Stockholder Meeting To Circumvent Stockholder Vote, Triggering NASDAQ Delisting Notice

January 10, 2013 - The Group nominated Robert S. Goggin as Director Nominee for the 2012 Annual Meeting almost a year ago, on February 15, 2012. The last Annual Stockholder Meeting was held on June 6, 2011, more than 18 months ago. Yet, as of today, the Company has not announced the date for its 2012 Annual Stockholder Meeting.

© savevrml.com

The Group | The Problem | The Plan | Interactive Timeline | News

contact | disclaimer

THE PARTICIPANTS IN THE GROUP'S SOLICITATION OF PROXIES CONSIST OF ONLY MR. BESSENYEI, MR. NOVAK AND MR. GOGGIN (THE MEMBERS OF THE GROUP) AT THIS TIME. THE GROUP HAS FILED SOLICITING MATERIALS, WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON SCHEDULE 14A PURSUANT TO RULES 14a-12 AND 14a-6 OF THE RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. STOCKHOLDERS OF VERMILLION CAN OBTAIN COPIES OF THIS FILING, AS WELL AS PRIOR FILINGS BY THE GROUP PURSUANT TO RULE 14a-12 AND RULE 14a-6, AS WELL AS THE GROUP'S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON JANUARY 29,

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY MEMBERS OF THE GROUP FROM THE STOCKHOLDERS OF VERMILLION, INC. FOR USE AT ITS 2012 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE PROXY STATEMENT HAS BEEN OR WILL BE FIRST SENT OR GIVEN TO VERMILLION, INC. STOCKHOLDERS ON OR ABOUT FEBRUARY 6, 2013 AND ALSO IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

savevrml.com 1/2

 2/26/13 Save Vermillion - The webpage of concerned Vermillion stockholders savevrml.com 2/2 2013 (THE “PROXY STATEMENT”), WHICH TOGETHER CONTAIN THE REQUIRED INFORMATION UNDER SUCH RULE REGARDING THE IDENTITY AND BACKGROUND OF THE MEMBERS OF THE GROUP, AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS AND OTHERWISE, AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

2/26/13 Save Vermillion - News

SAVE VERMILLION
THE WEBPAGE OF CONCERNED VERMILLION STOCKHOLDERS

The Group The Problem The Plan Timeline Contact

The Compensation Counter
$13,176,632
How did we calculate?

News

February 26, 2013

Concerned Vermillion Stockholders Issue New Letter to All Stockholders

We noticed that some stockholders simply voted on the company's proxy card against the Board nominee, apparently thinking that doing so automatically counts as a vote for Mr. Goggin. This is not the case.

February 21, 2013

New Investor Presentation

Vermillion has a collection of valuable assets but board and management have failed to achieve full potential of the company. Quality of management and board of directors is especially crucial now.

February 1, 2013

Concerned Vermillion Stockholders Issue Letter to All Stockholders

Drastic Change Required Imminently At Vermillion, Inc. Vote the WHITE Proxy Card Today to Support Our Experienced Nominee to Rebuild Shareholder Value

January 10, 2013

Vermillion's Board Wrongfully Continues to Delay Annual Stockholder Meeting To Circumvent Stockholder Vote, Triggering NASDAQ Delisting Notice

The Group nominated Robert S. Goggin as Director Nominee for the 2012 Annual Meeting almost a year ago, on February 15, 2012. The last Annual Stockholder Meeting was held on June 6, 2011, more than 18 months ago. Yet, as of today, the Company has not announced the date for its 2012 Annual Stockholder Meeting.

November 16, 2012

Delaware Court Action Allows Vermillion's Stockholder Meeting Without Further Delay

Members of the Group tried to reverse the elimination of the Board seat by filing suit in the Chancery Court in Delaware. However, after multiple delays, the Court dismissed the case on a procedural technicality, and thus did not reach the merits regarding the legality of eliminating the Board seat.

November 13, 2012

Concerned Vermillion Stockholders Send Letter to the Board of Vermillion, Inc

According to public filings, CEO Gail Page was 'terminated without cause' by the Company on May 15, 2012. Had she resigned instead of being terminated, she would not have been entitled to a severance package. Now we have learnt from recent company filings that her severance package is in the range of $400,000 - all in cash - which will be paid in addition to the $8.4 million compensation received in 2010 and 2011 and her $350,000 base salary for 2012. The James S. Burns led Board approved all the actions leading to this severance package.

October 16, 2012

Concerned Vermillion Stockholders Comment on Repayment of Debt

"Quest's financial contributions to Vermillion to date have uniformly been spent in exactly the same fashion as all other shareholders' money: excessive executive compensation and other corporate waste. It's anything but surprising that Quest decided to save some of its investment from the failed leadership of the Company." said Robert S. Goggin.

February 29, 2012

Concerned Vermillion Stockholders Announce Nomination of New Members to the Board of Directors of Vermillion, Inc.

It is time for change and a fresh start. As we have all painfully witnessed, the company is on a downward spiral to certain self-destruction in the front of our eyes, plagued by gross mismanagement.

© savevrml.com The Group | The Problem | The Plan | Interactive Timeline | News contact | disclaimer

THE PARTICIPANTS IN THE GROUP'S SOLICITATION OF PROXIES CONSIST OF ONLY MR. BESSENYEI, MR. NOVAK AND MR. GOGGIN (THE MEMBERS OF THE GROUP) AT THIS TIME. THE GROUP HAS FILED SOLICITING MATERIALS, WITH THE UNITED STATES SECURITIES AND

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY MEMBERS OF THE GROUP FROM THE STOCKHOLDERS OF VERMILLION, INC. FOR USE AT ITS 2012 ANNUAL MEETING BECAUSE

savevrml.com/news 1/2

 2/26/13 Save Vermillion - News savevrml.com/news 2/2 EXCHANGE COMMISSION (THE “SEC”) ON SCHEDULE 14A PURSUANT TO RULES 14a-12 AND 14a-6 OF THE RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. STOCKHOLDERS OF VERMILLION CAN OBTAIN COPIES OF THIS FILING, AS WELL AS PRIOR FILINGS BY THE GROUP PURSUANT TO RULE 14a-12 AND RULE 14a-6, AS WELL AS THE GROUP’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON JANUARY 29, 2013 (THE “PROXY STATEMENT”), WHICH TOGETHER CONTAIN THE REQUIRED INFORMATION UNDER SUCH RULE REGARDING THE IDENTITY AND BACKGROUND OF THE MEMBERS OF THE GROUP, AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS AND OTHERWISE, AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE PROXY STATEMENT HAS BEEN OR WILL BE FIRST SENT OR GIVEN TO VERMILLION, INC. STOCKHOLDERS ON OR ABOUT FEBRUARY 6, 2013 AND ALSO IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

2/26/13 Save Vermillion - VRML Investor Letter February 26

SAVE VERMILLION
THE WEBPAGE OF CONCERNED VERMILLION STOCKHOLDERS

The Group The Problem The Plan Timeline Contact

The Compensation Counter

$13,176,632

How did we calculate?

News



Latest news

February 26, 2013
Concerned Vermillion Stockholders Issue New Letter
Do Not Vote on The Company's Proxy as a Protest!

February 21, 2013
New Investor Presentation
Vermillion has a collection of valuable assets...

DRASTIC CHANGE REQUIRED IMMEDIATELY AT VERMILLION, INC.

Vote the WHITE Proxy Card Today with GOGGIN's Name on It to Support Our Experienced Nominee to Rebuild Stockholder Value

We are Robert S. Goggin, Gregory V. Novak, and George Bessenyei, acting together as the "Concerned Vermillion Stockholders" or the "Group." As stockholders, among us we beneficially own a total of 250,100 shares of Vermillion (VRML) common stock.

We seek your support for the Group's one independent director nominee at the upcoming 2012 Vermillion annual stockholder meeting. We believe that a reconstituted Board, represented by a new director whose interests are aligned with the interests of stockholders is strongly in the best interest of all the Company's stockholders.

The Latest "Earnings" Call on February 20 Demonstrates Again Why We Need Change --- And Need It Now

- Stagnating Sales

  Sales of OVA1 tests have been stagnant for nearly two years. We believe that the Board and management, apparently preoccupied drafting bylaw changes and otherwise desperately trying to cling to power, has no time left, or regard for, what should be its primary objective – running the Company and improving sales. We believe that instead of issuing misleading and what we believe are factually incorrect investor letters, the interim CEO should focus on selling more tests.

- Management announces "New Vision"

  For years now, management and the Board have repeatedly told the stockholders that its path is sound, the Company is well managed, and that sales are about to turn the corner. However, faced with the possibility of losing a proxy contest, management has performed an about-face and changed its tune. In our view, in addition to doubting the sincerity of such a tactic given its "coincidental" timing, this is another example of too little, too late. The fact is that no "new vision" can alter the fact that as a result of the current Board's incompetence, long-term stockholders have lost over 95% of their investment, the Company has only $8 million remaining in the bank, and the Company's burn rate is approximately $10 million per year.

Company Issues Misleading Investor Letters

Stockholders have had enough of the empty talk and idle promises that we have been subjected to for the past three years. The Board has had plenty of time since emerging from bankruptcy to prove that it can create stockholder value. It has succeeded only in achieving the opposite, on the grandest of scales.

In yet another last-ditch attempt to win the ongoing proxy contest, the Board sank to a new low. Up until now it had mostly stated half-truths and acts of omission to influence investor sentiments, but in their latest letter they simply made up facts out of thin air in regard to settlement talks. The fact is that the Board rejected at least three sensible settlements offers from the Group, and contrary to the Board's assertions, they never offered a Board seat to Bessenyei and made it clear that under no circumstances would he be acceptable. The Group has not and will not accept any settlement offers that do not guarantee the necessary changes in the Company's leadership.

Do Not Vote on The Company's Proxy as a Protest

We noticed that some stockholders simply voted on the company's proxy card against the Board nominee, apparently thinking that doing so automatically counts as a vote for Mr. Goggin. This is not the case. Make sure that you actually vote for Mr. Goggin on the **WHITE proxy card**. If you previously filled out the company's proxy card by mistake, you do not need to take corrective action, but you do need to complete the WHITE proxy card and return it. Only the card with the latest date will be counted. Ignore all future proxy cards from the company and just throw them away!

Every Vote Counts

Board members lined their pockets by granting themselves close to 800,000 shares over the last three years, shares they will

www.savevrml.com/vrml-investor-letter-february-26 1/2

2/26/13 Save Vermillion - VRML Investor Letter February 26 www.savevrml.com/vrml-investor-letter-february-26 2/2 use to try to keep themselves in control. We need every vote from stockholders who actually PAID for their shares to facilitate the long overdue change. It does not matter how small or large your position is, your vote is important. Our Nominee Is Highly Qualified and Will Make a Difference We selected Robert S. Goggin, III, a graduate of St. Joseph’s University and Widener University School of Law, who began his career in the Philadelphia District Attorney’s Office in 1989 as a prosecutor. Thrust directly into the courtroom, Bob’s skills sharpened through years of trial work dedicated to protecting the citizens of Philadelphia. Bob Goggin put these skills to work after leaving the DA’s office. He represented various unions including correctional officers, tradesmen, and laborers. This additional level of experience increased his litigation, reconciliation, and management abilities. Bob is a long-term Vermillion stockholder who has advocated for change in Vermillion management since early 2011; time has proven his ideas are sound. We believe our nominee’s investment knowledge, operating experience, and network of contacts would add significant value to the Board. Our Nominee will focus on achieving profitability and will be committed to protecting and growing the value of the Company for all stockholders. PROTECT YOUR INVESTMENT AND VOTE THE WHITE PROXY CARD WITH GOGGIN’S NAME ON IT AS SOON AS POSSIBLE By voting the WHITE proxy card you will be supporting a new, independent director who is dedicated to effecting improvements in both the Company’s operations and stock price and evaluating all opportunities to create value based on actions easily within the Company’s control. If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at (212) 297-0720 or (877) 566-1922 or email info@okapipartners.com. The Group | The Problem | The Plan | Interactive © savevrml.com Timeline | News contact | disclaimer THE PARTICIPANTS IN THE GROUP’S SOLICITATION OF PROXIES CONSIST OF ONLY MR. BESSENYEI, MR. NOVAK AND MR. GOGGIN (THE MEMBERS OF THE GROUP) AT THIS TIME. THE GROUP HAS FILED SOLICITING MATERIALS, WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON SCHEDULE 14A PURSUANT TO RULES 14a-12 AND 14a-6 OF THE RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. STOCKHOLDERS OF VERMILLION CAN OBTAIN COPIES OF THIS FILING, AS WELL AS PRIOR FILINGS BY THE GROUP PURSUANT TO RULE 14a-12 AND RULE 14a-6, AS WELL AS THE GROUP’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON JANUARY 29, 2013 (THE “PROXY STATEMENT”), WHICH TOGETHER CONTAIN THE REQUIRED INFORMATION UNDER SUCH RULE REGARDING THE IDENTITY AND BACKGROUND OF THE MEMBERS OF THE GROUP, AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS AND OTHERWISE, AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY MEMBERS OF THE GROUP FROM THE STOCKHOLDERS OF VERMILLION, INC. FOR USE AT ITS 2012 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE PROXY STATEMENT HAS BEEN OR WILL BE FIRST SENT OR GIVEN TO VERMILLION, INC. STOCKHOLDERS ON OR ABOUT FEBRUARY 6, 2013 AND ALSO IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.